Exhibit 12

                            DARDEN RESTAURANTS, INC.
         COMPUTATION OF RATIO OF CONSOLIDATED EARNINGS TO FIXED CHARGES
                          (Dollar Amounts in Thousands)

                                                                                   Thirteen Weeks Ended
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                                                                           August 30,1998        August 24,1997
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
Consolidated Earnings from Operations Before Income Taxes............         $  53,871             $  36,250
Plus Fixed Charges...................................................            10,526                 9,052
Less Capitalized Interest............................................              (260)                 (286)
                                                                              ---------             ---------

Consolidated Earnings from Operations Before Income
   Taxes Available to Cover Fixed Charges............................         $  64,137             $  45,016
                                                                              =========             =========

Ratio of Consolidated Earnings to Fixed Charges......................              6.09                  4.97
                                                                              =========             =========

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

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